Exhibit 99.1

PRESS RELEASE
October 25, 2005

                        TENNESSEE COMMERCE BANCORP, INC.



     Tennessee Commerce Bancorp, Inc. recorded a 52% increase in Net Income for the quarter just ended September 30, 2005, posting $720,000 in Net Income compared to the $473,000 earned in the same period in 2004. Growth continued with Earning Assets increasing by $42 million in the third quarter. The Corporation earned $0.22 per Share during the quarter compared with $0.17 per Share for the same quarter in 2004. Year to date Net Income through September 30, 2005 was $2,003,000 - a 91% increase over the $1,051,000 earned during that period in 2004.

     The increase in Net Income was driven by strong asset growth. In September 2005, the Corporation surpassed the $350 million mark in Total Assets. At quarter-end, Total Assets were $356 million, an increase of $125 million, or 54%, over September 30, 2004 Total Assets of $231 million. Net Loans increased by $116 million, to $316 million at September 30, 2005 - up 58% over Net Loans of $200 million at September 30, 2004.

     The Corporation recorded improvements in a number of key performance indicators during the first three quarters of 2005. The Net Interest Margin improved from 4.44% during the nine months ended September 30, 2004 to 4.63% for the same period in 2005. The Efficiency Ratio improved in the first nine months from 50.53% in 2004 to 42.03% in 2005. The Return on Assets for the nine months ended September 30, 2005 is .90% compared to .75% during the same period in 2004. Return on Equity improved to 10.94% for the first nine months in 2005 from 8.25% for the same period in 2004.

     "The third quarter continued our outstanding growth and profitability", Chairman Art Helf stated. "Our focus on the business bank model is allowing us to grow while maintaining high net interest margins."

     Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. Corporate and banking offices are located at 381 Mallory Station Road, Suite 207 in Franklin, Tennessee.


CONTACT:
Art Helf, CEO
George Fort, CFO
615.599-2274

                        Consolidated Financial Highlights
                        Tennessee Commerce Bancorp, Inc.

               (Dollars in thousands except ratios and share data)

Year-To-Date - 9/30                                  2005            2004            % Change
                                                     ----            ----            --------
Earnings:
   Net Interest Income                      $        9,996    $       6,088             64.19%
   Non-Interest Income                                 784              508             54.33%
   Provision for Loan Losses                         2,800            1,530             83.01%
   Operating Expense                                 4,531            3,333             35.94%
Operating Income                                     3,449            1,733             99.02%
   Applicable Tax                                    1,446              682            112.02%
                                            --------------    -------------
Net Income                                  $        2,003    $       1,051             90.58%
                                            ==============    =============

At September 30
Total Assets                                $      356,009    $     231,027             54.10%
Net Loans                                          316,398          200,009             58.19%
Earning Assets                                     347,780          225,494             54.23%
Allowance for Loan Losses                            4,175            2,558             63.21%
Deposits                                           321,013          207,344             54.82%
Shareholders' Equity                        $       25,514    $      23,011             10.88%

Total Shares Outstanding                         3,238,674        3,238,674              0.00%

Significant Ratios - YTD
Net Interest Margin                                   4.63%            4.44%             4.28%
Return on Average Assets                              0.90%            0.75%            21.02%
Return on Average Equity                             10.94%            8.25%            32.61%
Efficiency Ratio                                     42.03%           50.53%           -16.82%
Loan Loss Reserve/Net Loans                           1.32%            1.28%             3.17%
Capital/Assets                                        7.17%            9.96%           -28.05%
Basic Earnings per Share - YTD                       $0.62            $0.38             63.16%